Exhibit 10.55

CONFORMED COPY

AMENDMENT NO. 5

TO THE WEBMD HEALTH CORP.

SUPPLEMENTAL BONUS PROGRAM TRUST AGREEMENT

THIS AMENDMENT is made to be effective as of February 26, 2015:

WHEREAS, WebMD Health Corp. (the “Company”) and Peter Anevski (the “Trustee”) are parties to the WebMD Health Corp. Supplemental Bonus Program Trust Agreement (as Amended and Restated Effective as of March 15, 2008 and further amended by Amendment Nos. 1, 2, 3 and 4) (the “Trust Agreement”);

WHEREAS, the Compensation Committee of the Board of Directors of the Company approved an extension of, and certain amendments to, the supplemental bonus program, as provided herein; and

NOW, THEREFORE, the Trust Agreement is hereby amended as follows:

1.

Section 1.01(a)(iii) of the Trust is hereby amended by replacing “December 31, 2015” with “December 31, 2016”.

2.

Section 1.01(b) is amended by adding the following at the end thereof: “The Company has made Bonuses under the supplemental bonus program for the performance year ended December 31, 2014 (the “2014 Bonuses”). Accordingly, the term of the supplemental bonus program and the Trust is extended until full payment of such Bonuses has been made, subject to Section 1.01(a).”

3.

Section 2.01 is amended by adding the following definition in alphabetical order:

“Good Reason” has the meaning described in an employment agreement between the Participant and the Company, WebMD Health Corp. or a Subsidiary thereof or, if the Participant is not bound by an employment agreement that defines Good Reason, the following meaning: a Participant’s resignation of employment within one year of the occurrence (without his or her written consent) of any of the following conditions or events: (i) any material reduction in the Participant’s base salary, (ii) a material reduction in the Participant’s authority with the Company, (iii) any material breach by the Company of an employment agreement between the Company and the Participant; provided, however, that none of the foregoing conditions or events shall constitute Good Reason unless (A) the Participant shall have provided written notice to the Company within ninety (90) days after the occurrence of such condition or event describing the condition or event claimed to constitute Good Reason and (B) the Company shall have failed to remedy the condition or event within thirty (30) days of its receipt of such written notice.

4.

Section 3.02(a) is amended by adding the following at the end thereof:

“For the 2014 Bonuses, any forfeitures held in the Forfeiture Account as of the Participant Bonus Determination Date for such bonuses (March 1, 2016) shall be reallocated to the other Participants who are employed on such Participant Bonus Determination Date other than the Chief Executive Officer and the Chairman of the Board.”

4.

Section 3.02(b) of the Trust Agreement is hereby amended in its entirety to read as follows:

“(b) Upon a Participant’s Termination of Employment prior to the Participant Bonus Determination Date, he or she shall forfeit all rights to any portion of his or her Bonus; provided however that (i) if a Participant dies or (ii) the Governing Committee determines that a Participant’s Termination of Employment is as a result of (A) a Disability, (B) the sale of the Subsidiary or Division by which he or she is employed, or (C) the Company’s termination of the Participant’s employment without Cause (as defined in the Participant’s employment agreement) or the Participant’s Termination of Employment with Good Reason, in each case following a Change of Control of the Company (as defined in the Company’s Amended and Restated 2005 Long-Term Incentive Plan), then such Participant shall be entitled to his or her Bonus, which shall be paid within 2-1/2 months following the date of his or her Termination of Employment. In addition, (A) in the event of a Participant’s Termination of Employment as part of a reduction in force or due to the elimination of the Participant’s position, the Governing Committee shall have the authority, in its discretion, to determine that the Bonus will not be forfeited, in which case, the Participant shall be entitled to his or her Bonus, which shall be paid within 2-1/2 months following the date of his or her Termination of Employment and (B) the Governing Committee may approve, in a separate written agreement with a Participant, that such Participant be entitled to payment of his or her Award upon a termination of employment under other circumstances. The timing of payments will be subject to Section 3.06 below.”

5.

Section 3.03(e) is hereby amended by adding the following at the end thereof:

“Notwithstanding the foregoing, for the 2014 Bonuses, if all of the Participants have a Termination of Employment prior to the Participant Bonus Determination Date, the Final Participants shall include all Participants other than the Chief Executive Officer and Chairman of the Board and the references to the Executive Officers in the immediately preceding sentences shall be amended to be references to the Chief Executive Officer and the Chairman of the Board.”

6.

Section 3.06 of the Trust Agreement is hereby amended by adding the following at the end thereof:

“Notwithstanding any other provisions of this Trust Agreement, any payment hereunder that the Company reasonably determines is subject to Section 409(a)(2)(b)(i) of the Code shall not be paid until six (6) months after a Participant’s termination of employment or his or her death. On the earliest date on which such payment can be made without violating the requirements of Section 409(a)(2)(b)(i) of the Code, Participant shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.”

7.

Except as provided herein, the provisions of the Trust Agreement shall remain in full force and effect. All references to the Trust Agreement shall be references to the Trust Agreement as amended by this Amendment No. 5.

IN WITNESS WHEREOF, each of the undersigned has duly executed this Amendment to the Trust Agreement to be effective as of the day and year first written above.

TRUSTEE	WEBMD HEALTH CORP.

/s/ Peter Anevski	By:	/s/ David Schlanger
Peter Anevski		David Schlanger
Chief Executive Officer

	By:	/s/ Peter Anevski
Peter Anevski
EVP and Chief Financial Officer

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